Zoetermeer, The Netherlands, February 9, 2005

Dear Tim,

With reference to our earlier conversations, I hereby resign from my position as Director of the Board of Directors for Red Alert Group Inc. / Simex Technologies Inc. in Atlanta, GA USA. The reason I have chosen to submit my resignation is that I find it too difficult to combine my position on the board with my position as President and CEO of Red Alert Group International BV in The Hague - The Netherlands, therefore, it is my desire to fully concentrate all my time and effort on the activities and further development of the Dutch office. I trust that my fellow board members will respect my decision and I would like to thank them for the pleasant and fruitful cooperation.

I hope that our combined efforts will lead to the success we all strive for.

With best regards,

Roel P. Verseveldt

P.S. Signed hard copy will be sent via fax.